Exhibit 99(b)(3)

TCW/CRESCENT MEZZANINE, L.L.C.

11100 SANTA MONICA BOULEVARD, SUITE 2000

LOS ANGELES, CALIFORNIA 90025

(310) 235-5900

January 22, 2006

Mr. Jonathan A. Seiffer
Partner
Leonard Green & Partners, L.P.
11111 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025

Jon:

We understand that one or more investment funds managed by Leonard Green & Partners, L.P. (together with Leonard Green & Partners, L.P., collectively “LGP”) intends to purchase a control interest of The Sports Authority, Inc. (the “Company”) by means of a leveraged buyout (the “Acquisition”). You have advised us that the purchase price for the Acquisition, which will be based on a per share purchase price of $37.25 for Company’s common stock (together with the payment of costs and expenses of approximately $65 million and the repayment of existing indebtedness of the Company), will be financed with a $750 million asset based senior revolving credit facility, up to $300 million of senior term loans, up to $350 million of Senior Subordinated Notes (the “Notes”) and a minimum of $438 million of cash contributions for Equity Securities (as defined in the Summary of Terms attached hereto), including roll-over equity or options contributed by continuing management of the Company (valued at the Acquisition price per share of the Company).

This letter will confirm the commitment by TCW/Crescent Mezzanine Management III, LLC and TCW/Crescent Mezzanine Management IV, LLC (collectively, “TCW”), on behalf of one or more of its managed accounts (TCW, together its managed accounts and the other investors in the Notes and/or the Equity Securities acceptable to TCW, collectively, the “Purchasers”), to purchase: (a) at par, $275 million of the Notes issued by Acquisition Sub (as defined in the Summary of Terms) and assumed by the Company (or issued by TSA Stores, Inc. or another entity or entities that are or become borrowers under the Senior Credit Facilities) in connection with the Acquisition, and (b) $65 million of the Equity Securities on the same terms and conditions as LGP purchases the Equity Securities and on the terms and conditions as otherwise set forth herein and in the attached “Summary of Terms” (which is hereby incorporated herein and made a part hereof); provided that to the extent that TCW wishes to assign prior to the closing a ratable portion of its commitments set forth in clauses (a) and (b) above to another entity (other than its managed accounts, it being understood that TCW may assign any and all portions of its commitments to any of its managed accounts without any action or approval on the part of LGP) approved by LGP, which approval shall not be unreasonably withheld, upon the execution of a counterpart of this letter by TCW, such assignee and Leonard Green & Partners, L.P. in the form attached hereto as Exhibit A setting forth the amounts to be so assigned (the execution of which shall not be unreasonably withheld by Leonard Green & Partners, L.P.), the commitments set forth in clause (a) and (b) above of TCW shall be reduced by the amounts so assigned dollar for dollar and be replaced by such assignee’s commitments (which commitments shall be the several (and not joint) obligation of such assignee) and TCW will no longer be committed or otherwise obligated in any way for such assigned portion of such commitments. You hereby acknowledge that TCW makes no representations or warranties with respect to any such assignee. The Purchasers’ commitments are subject to the satisfaction or waiver of the following conditions: (i) completion of customary definitive documentation relating to the Notes, the Equity Securities and the Free Equity Securities (as defined in the Summary of Terms), including without limitation, a purchase agreement, guaranties, registration rights agreement, stockholders agreement, opinions of counsel and other related definitive documents (the “Transaction Documents”), containing representations, warranties, conditions, covenants, indemnities, opinions and other terms reasonably satisfactory to Purchasers and you, and consistent with the terms set forth herein and the attached Summary of Terms, (ii) the completion of the Acquisition of the Company no later than July 31, 2006, pursuant to the Purchase Agreement dated January 22, 2006 (the “Purchase Agreement”), which Purchase Agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is materially adverse to the Purchasers without the prior written consent of TCW, (iii) since October 29, 2005, except as disclosed in the disclosure schedules attached to the execution version of the Purchase Agreement, there has not been a Material Adverse Effect on the Company, (iv) the satisfaction or waiver (if such waiver is not materially adverse to us) of each of the conditions to LGP’s obligation to perform under the Acquisition documents and the equity financing documents and of each of the conditions to senior lenders’ obligation to perform under the senior financing documents (in each case other than any condition requiring the availability of the financing contemplated hereunder to the extent such condition is not satisfied due to the failure of Purchasers to make such financing available when all conditions thereto have been satisfied or waived by Purchasers), (v) the payment of fees and expenses due and payable in connection with the transactions contemplated hereby, (vi) the existing credit facility shall have been paid in full and terminated and all liens granted thereunder shall have been released, (vii) receipt of evidence reasonably satisfactory to Purchasers showing that (a) the ratio of the sum of (1) total debt (which shall be defined in a manner reasonably acceptable to the Purchasers and shall include an average debt concept to reflect the seasonality of business) of Holdco and its subsidiaries at the closing date plus (2) eight times rental expense of Holdco and its subsidiaries for the most recent four-quarter period ended for which financial statements have been completed (the “LTM Period”) to the consolidated EBITDAR (defined in a manner reasonably acceptable to the Purchasers) of the Company and its subsidiaries for the LTM Period (which ratio shall be calculated reflecting the transactions contemplated by this letter (including the Acquisition and the debt and equity financings described herein on a pro forma basis) was not greater than 6.75:1:00 (it being understood that the condition in this clause (vii) applies only with respect to Purchasers’ commitment to purchase the Notes), (viii) the Purchasers shall have received customary certification as to the financial condition and solvency of the Company and each guarantor (after giving effect to the transactions contemplated by this letter (including the Acquisition and the equity and debt financing) and the incurrence of indebtedness related thereto) from the chief financial officer of the Company, (ix) there shall be no other material indebtedness of the Company or the guarantors to remain outstanding on the closing date, except for up to $1.0 million of

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indebtedness represented by capital leases and up to $6.0 million of indebtedness under the Paramus Mortgage Loan, and (x) all governmental and regulatory approvals and third party consents necessary to consummate the financing and the Acquisition shall have been obtained and the parties shall have complied with all applicable laws, including without limitation the going private rules. Purchasers’ commitment to purchase the Equity Securities is also subject to the Notes being utilized in connection with the Acquisition as contemplated by this letter. TCW’s and its assignees’ commitment to purchase the Notes described above is not conditioned upon there being any additional commitments to purchase the Notes. “Material Adverse Effect on the Company” means any change, circumstance, event or effect that would be materially adverse to the assets and liabilities, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement or pendency of the Purchase Agreement and the transactions contemplated thereby, (iii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iv) any actions required under the Purchase Agreement to obtain any approval or authorization under the HSR Act or any applicable Other Antitrust Laws (as defined in the Purchase Agreement) for the consummation of the transactions contemplated by the Purchase Agreement or (v) changes in any Laws (as defined in the Purchase Agreement) or applicable accounting regulations or principles, except, in the case of the foregoing clauses (i) and (iii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, relative to other industry participants, it being understood that in the event the Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Material Adverse Effect on the Company (although any party can assert the facts underlying any such failure in any dispute as to whether there has been a Material Adverse Effect on the Company).

Notwithstanding anything to the contrary set forth herein or in the Summary of Terms or any other letter agreement or other undertaking concerning the Notes to the contrary, the terms of the Transaction Documents shall be in a form such that they do not impair the commitment hereunder to purchase the Notes on the closing date if the conditions set forth herein and in the Summary of Terms are satisfied. Notwithstanding anything to the contrary set forth herein or in the Summary of Terms, (i) no Purchasers shall be added with respect to commitments that are not assignments of TCW’s commitments until the aggregate commitments for TCW for the Notes and the Equity Securities have been reduced to at least $175 million, (ii) TCW shall not have any obligation to arrange for the remaining amount of the Notes, (iii) to the extent that any Purchasers are added with respect to commitments that are not assignees of TCW’s commitments (which addition shall be made pursuant to a counterpart or other documents reasonably satisfactory to TCW), such Purchasers shall be required to invest in Equity Securities in the same proportion (to the Notes) as TCW and its assignees are investing (with such Equity Securities investment amount for such Purchasers reducing the commitments of TCW and its assignees to purchase Equity Securities dollar for dollar and increasing the commitments of TCW and its assignees to purchase the Notes dollar for dollar by the amount of such reduction), and (iv) LGP agrees to accept commitments from purchasers designated by TCW up to an aggregate principal amount of Notes not exceeding $350 million so long as such purchasers are reasonably acceptable to LGP and to utilize such Notes in connection with the Acquisition.

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As described in the attached Summary of Terms, and assuming the proposed capitalization for this transaction does not change, the structure and pricing for the $350 million of Notes would include a 1.25% closing fee (as more fully described in the Summary of Terms), an 11.0% per annum cash coupon and 0.5% per annum pay-in-kind interest, and Free Equity Securities representing 1.5% (which percentage will be reduced pro rata if the aggregate principal amount of the Notes is less than $350 million) of the fully-diluted Equity Securities (excluding dilution for a post closing management stock option pool for up to 2% of common stock of Holdco outstanding on the closing date). You and your affiliates acknowledge and agree, and each Purchaser acknowledges and agrees with any other Purchaser, that in connection with all elements of each transaction contemplated under this letter (i) neither any Purchaser nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of LGP or any of its affiliates or in favor of any other Purchaser except the obligations expressly provided for under this letter and (ii) each Purchaser and its affiliates, on the one hand, and LGP and its affiliates or any other Purchaser, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does LGP or any of its affiliates or any such other Purchaser rely on, any fiduciary duty on the part of any Purchaser or any of its affiliates.

This commitment will expire at 12:01 a.m., Los Angeles time, on January 23, 2006, unless this letter is accepted prior to such time. If, in connection with the Acquisition or any other acquisition of an interest in the Company or any of its Subsidiaries by LGP or any of its affiliates, the Notes (or any portion of the committed amount of the Notes, including any increase thereof after the date of this letter) are not utilized for any reason, you agree to (i) cause Holdco to issue to the Purchasers for no additional consideration their respective pro rata share of Free Equity Securities representing in the aggregate 1.5% (which percentage will be reduced pro rata if the highest aggregate committed amount of the Notes is less than $350 million) of the fully diluted Equity Securities (excluding dilution for a post closing management stock option pool for up to 2% of common stock of Holdco outstanding on the closing date), and (ii) provide the Purchasers the right to purchase (without any obligation on the part of the Purchasers to so purchase) up to an aggregate amount of $65 million of Equity Securities (which aggregate amount may be allocated among the Purchasers in accordance with their respective commitment amounts or in any other manner agreed to among the Purchasers in their sole discretion) on the same economic terms and conditions as LGP and on terms and conditions otherwise reasonably acceptable to the Purchasers, in each case contemporaneous with the closing of such Acquisition or such other acquisition; provided that LGP shall not be obligated to comply with the obligations set forth in clauses (i) and (ii) of this sentence with respect to any Purchaser if you or any of your affiliates do not acquire an interest in the Company or any of its subsidiaries or if such Purchaser terminates this commitment letter without the fault of LGP or any of its affiliates.

LGP will pay, or LGP will cause Holdco (as defined in the Summary of Terms attached hereto) and, following the Acquisition, the Company to pay, all reasonable out-of-pocket costs, fees and expenses incurred, or to be incurred, by Purchasers in connection with the examination, review, documentation and closing of the transactions completed hereby, including without limitation reasonable attorney’s fees, reasonable accountant’s fees, rating agency fees and out-of-pocket expenses relating to any of the foregoing. Such costs, fees and expenses shall be reimbursed at the closing of the Acquisition regardless of whether you utilize the Notes committed to

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hereunder. LGP shall not be obligated to pay, or cause Holdco or the Company to pay, any Purchaser such costs, fees and expenses if you or any of your affiliates do not acquire an interest in the Company or any of its subsidiaries or if such Purchaser terminates this commitment letter without the fault of LGP or any of its affiliates (in each case unless LGP or any of its affiliates is eligible to be reimbursed for LGP’s or any of its affiliate’s costs, fees and expenses pursuant to the Purchase Agreement).

In the event that any Purchaser becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this commitment, LGP will, and following the Acquisition will cause the Company to, reimburse such Purchaser for its reasonable legal and other out-of-pocket expenses (including the reasonable cost of any investigation and preparation), as they are incurred by such Purchaser. LGP agrees to, and following the Acquisition will cause the Company to, jointly and severally, indemnify and hold harmless Purchasers and their affiliates and their respective directors, officers, employees and agents (the “Indemnified Parties”) from and against any and all losses, claims, damages and liabilities, arising in connection with this commitment letter, except to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of any Indemnified Party. The obligations described in this paragraph shall survive the expiration or termination of this commitment letter and shall remain in full force and effect whether or not the Acquisition is consummated; provided that such obligations described in this paragraph will be superseded by the provisions of definitive documentation with respect to the Notes when executed by the Purchasers.

This commitment is not assignable by you. Nothing in this letter, express or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy, or claim under this letter.

During the period that this commitment letter is in effect, you will continue to make available to Purchasers all information, financial or otherwise, documents or other materials in your possession or otherwise reasonably requested by Purchasers in connection with its due diligence examination of the Company, which shall include providing Purchasers with the Company’s financial statements and using your reasonable best efforts to provide Purchasers and other potential co-investors with access to the Company’s management. Purchasers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, Holdco, the Company and their respective subsidiaries, which information includes your and their names and addresses and other information that will allow the Purchasers, as applicable, to identify you, Holdco, the Company and their respective subsidiaries in accordance with the Act.

Upon the execution by the Company of definitive documentation with respect to the Notes, LGP shall be released from all obligations hereunder.

This commitment may be executed in counterparts, each of which will be considered one and the same instrument. This commitment will be governed by, and construed in accordance with, the laws of the state of New York. This letter and the contents hereof are confidential and, except

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for the disclosure hereof or thereof on a “need to know” and confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors retained by you in connection with the transaction contemplated hereby or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this letter (i) on a confidential basis to the board of directors, officers, employees, attorneys and advisors of the Company in connection with their consideration of the transactions contemplated hereby and (ii) after your acceptance of this letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, in a customary shareholder proxy statement and to the ratings agencies.

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Please indicate LGP’s acceptance of this commitment and the terms of this letter and the attached Summary of Terms by executing a copy of this letter where indicated below and returning one original to Jean-Marc Chapus no later than 12:00 A.M., Los Angeles time, on January 23, 2006. If we do not receive an executed copy from you by such date, this commitment shall automatically terminate.

Sincerely,

TCW/CRESCENT MEZZANINE MANAGEMENT III, LLC

TCW/CRESCENT MEZZANINE MANAGEMENT IV, LLC

By:	/s/ Jean-Marc Chapus
Name: Jean-Marc Chapus
Title: Group Managing Director

By:	/s/ Chris Wright
Name: Chris Wright
Title: Senior Vice President

Enclosure

Agreed and Accepted to as of the date first above written.

Leonard Green & Partners, L.P.

By:	LGP Management, Inc.
Its:	General Partner

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title: Vice President

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EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL PURCHASERS]

This COUNTERPART (this “Counterpart”), dated                                       , 2006, is delivered pursuant to the commitment letter referred to below. The undersigned hereby agrees that this Counterpart may be attached to the letter dated as of January 22, 2006 (as it may be from time to time amended, modified or supplemented, the “Commitment Letter”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), between TCW and LGP relating to up to $350,000,000 of Notes and up to $65,000,000 of Equity Securities described therein. The undersigned, by executing and delivering this Counterpart, hereby (i) assumes the commitment to purchase severally but not jointly, subject to all of the terms and conditions of the Commitment Letter and the Summary of Terms attached thereto, (a) at par, $                           of the up to $350 million of the Notes issued by the Company or a subsidiary of the Company in connection with the Acquisition (thereby reducing dollar for dollar TCW’s corresponding commitment), and (b) $                              of the up to $65 million of the Equity Securities on the same terms and conditions as LGP purchases the Equity Securities and as otherwise set forth in the Commitment Letter and the Summary of Terms attached thereto (thereby reducing dollar for dollar TCW’s corresponding commitment), (ii) agrees that the undersigned’s commitment amounts set forth in clauses (a) and (b) above are subject to the adjustments set forth in clause (iii) of the third paragraph of the Commitment Letter (it being understood that the undersigned’s total commitment amount shall remain the same) such that each Purchaser at any time has commitments for, and at the closing will receive, the same ratable proportion of the Notes and Equity Securities (it being understood that the ratable proportion of the Equity Securities will be the quotient derived by dividing $65 million by the sum of total commitments for the Notes and Equity Securities of all Purchasers and the ratable proportion of the Notes will be 1 minus the ratable proportion of the Equity Securities), and (iii) agrees to be bound by all of the terms of the Commitment Letter and the Summary of Terms attached thereto applicable to a Purchaser.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of                        , 2006.

[NAME OF ADDITIONAL PURCHASER]

By:
Title:

Address:

A-1

AGREED AND CONSENTED TO
AS OF THE DATE FIRST WRITTEN ABOVE:

LGP acknowledges that (i) TCW makes no representations or warranties with respect to the above Purchaser and (ii) TCW’s commitments under the Commitment Letter are reduced as described above:

Leonard Green & Partners, L.P.

By:	LGP Management, Inc.

Its:	General Partner

By:
Title:

TCW/CRESCENT MEZZANINE MANAGEMENT III, LLC
TCW/CRESCENT MEZZANINE MANAGEMENT IV, LLC

By:
Title:

By:
Title:

A-2

The Sports Authority, Inc.

Senior Subordinated Notes

Equity Investment

Summary of Terms

Issuer:

A wholly-owned subsidiary (“Acquisition Sub”) of a new company to be formed by Leonard Green & Partners (“Holdco’’) will issue the Notes (as defined below). Acquisition Sub will merge with and into The Sports Authority, Inc. (the “Company”), with the Company being the surviving corporation (the “Merger”). Upon consummation of the Merger, the obligations of Acquisition Sub, including the Notes, will be assumed by the Company (or the Notes will be issued by TSA Stores, Inc. or another entity or entities that are or will become borrowers under the Senior Credit Facilities, and references herein to the Company shall also include references to such issuer as the context may require). We anticipate the Notes and the Senior Credit Facilities (as defined below) will be obligations of the same entity. Holdco will issue the Equity Securities (each as defined below). Holdco will, directly or indirectly, be the owner of 100% of the issued and outstanding equity of the Company and will have no independent operations.

Purchasers:

Certain investors designated by TCW/Crescent Mezzanine Management III, LLC and TCW/Crescent Mezzanine Management IV, LLC (collectively, “TCW”) (together with TCW, the “Purchasers”), which investors are reasonably acceptable to the Issuer.

Securities:

Up to $350,000,000 aggregate principal amount of Senior Subordinated Notes (the “Notes”).

Interest Rate:

Interest will be paid at a rate of 11.0% per annum, payable semi-annually in cash, and 0.5% per annum, payable semi-annually in kind, in each case in arrears; provided, that prior to the fifth anniversary of the closing date, the Company may elect, so long as no default or event of default has occurred and is continuing, to pay interest at a rate of 9.0% per annum, payable semi-annually in cash, and 3.0% per annum, payable semi-annually in kind (all interest payable in kind being referred to herein as “PIK Interest”), in each case in arrears. In the case of PIK Interest, the principal amount of the Notes will increase in an equal amount of PIK Interest for the applicable interest period on the last day of such interest period (the “Interest Payment Date”). The Notes will bear interest on the increased principal amount thereof from and after the applicable Interest Payment Date on which a payment of PIK Interest is made.

Price:

100%.

Ranking:

The Notes and the Guarantees will rank junior to the Company’s and the applicable guarantor’s, as the case may be, existing and future senior indebtedness and will rank senior in right of payment to any existing or future subordinated indebtedness of the Company and the guarantors.

Guarantee:

The Notes will be jointly and severally guaranteed by Holdco and any other holding company of the Company that is a subsidiary of Holdco (if any) and all existing and future domestic subsidiaries of Holdco or the Company and any other guarantor under the Senior Credit Facilities.

Mandatory Redemption:

100% upon Final Maturity (as defined below).

Final Maturity:

Ten years from the date of closing (“Final Maturity”).

Optional Redemption:

The Notes may be redeemed in full prior to Final Maturity through the sale of the Company to a third party or the completion of an initial public offering, at 103% of the principal amount, plus accrued interest, for the first three years after close, and thereafter at par. Otherwise, the Notes shall be non-call for three years. After the third anniversary of the closing date, the Notes may be prepaid in full or redeemed, in whole or in part, prior to Final Maturity, other than through a sale or the completion of an initial public offering, whether voluntary, by acceleration or otherwise, at the premiums outlined in the table below:

Months after Close	% of Principal Amount
37-48	103%
49-60	102%
61-72	101%
Thereafter	100%

Covenants:

The agreement governing the Notes will contain affirmative and negative covenants of the Issuer customary for high yield transactions for senior subordinated debt including, but not limited to, Compliance with Law, Change of Control, Limitation on Additional Indebtedness (including anti-layering restrictions), Limitation on Restricted Payments (including without limitation Restricted Investments), Restrictions on Liens (including a prohibition on liens for second lien debt other than second liens granted under the Senior Credit Facilities for cross collateralization), Limitation on Asset Dispositions, Limitation on Mergers and Consolidations, Limitation on Transactions with Affiliates, Limitations on Capital Expenditures and Limitations on Lines of Business.

Free Equity Securities:

At the close of the transaction utilizing the Notes or at the close of a transaction in connection with the acquisition of an interest in the Company or any of its subsidiaries by LGP in which the Notes (or any portion of the committed amount of the Notes, including any increase thereof after the date of this letter) are not utilized for any reason, Holdco will issue Equity Securities (the “Free Equity Securities”), at no additional cost to Purchasers, representing 1.5% (which percentage will be reduced pro rata if the highest aggregate committed amount of the Notes is less than $350 million) of each class of the fully-diluted Equity Securities (including dilution for management roll-over equity or options and all other stock options but excluding dilution for a post closing management stock option pool for up to 2% of common stock of Holdco outstanding on the closing date). Equity Securities shall include the common stock and the aggregate liquidation value of any preferred stock. The Free Equity Securities are deemed earned upon the issuance of the commitment letter (but issuable only if Leonard Green & Partners or another affiliate of Leonard Green & Partners (collectively, “LGP”) purchases an interest of the Company or any of its subsidiaries). The Free Equity Securities will have customary Purchasers’ rights, including tag-along, anti-dilution, pre-emptive, and piggy-back registration rights as well as being subject to transfer restrictions (which transfer restrictions shall be limited to (i) compliance with securities laws, (ii) minimum amounts to be transferred and (iii) transfers to competitors of the Company) and drag-along rights. So long as Purchasers purchase Equity Securities that have demand registration rights pursuant to “Equity Coinvestment” below, such demand registration rights shall apply to the Free Equity Securities to the same extent that they apply to such Equity Securities. In no event shall the Free Equity Securities have any additional or separate demand registration right.

Closing Fee:

Equal to 1.25% of the principal amount of the Notes, payable in cash, at closing.

Board Representation:

So long as TCW or any of its affiliates owns any Notes or Equity Securities, TCW shall have the right to appoint one member to the Board of Directors. So long as they own any Notes or Equity Securities, Purchasers holding $40 million or more of the Notes (which Purchasers may include TCW or its affiliates) shall have the right to appoint two representatives to attend any meeting of the Board of Directors (which representatives may be rotating representatives of Purchasers). Each such member and representative will have the right to receive copies of all documents pertaining to any Board meeting. The Company shall reimburse TCW and the other Purchasers for all reasonable out-of-pocket expenses in connection with these rights.

Equity Securities:

At the close of the transaction, Holdco will provide evidence that it has received at least $438,000,000 in cash (which may include rollover equity or options contributed by continuing management of the Company (valued at the Acquisition price per share of the Company)) in exchange for preferred stock and/or common stock (the “Equity Securities”), with the preferred stock having substantially terms and conditions set forth in the commitment letter and term sheet attached hereto as Annex A (subject to “Equity Coinvestment” below) and with the redemption provisions being subject to subordination provisions acceptable to TCW and with no adverse amendments thereto without Purchasers’ consent.

Senior Credit Facilities:

The Company shall have entered into senior credit facilities (the “Senior Credit Facilities”) on substantially terms and conditions set forth in the commitment letter and term sheet dated January 22, 2006 and delivered to TCW, which facilities shall consist of revolving loan facilities and term loan facilities.

Expenses:

LGP agrees to reimburse, and cause Holdco and, after the Acquisition, the Company to reimburse, any Purchaser for all reasonable out of pocket expenses, including without limitation reasonable attorney’s fees, reasonable accountant’s fees and rating agency fees incurred in connection with this transaction whether or not the transaction described herein is consummated unless LGP does not acquire an interest in the Company or any of its subsidiaries or unless such Purchaser terminates the commitment letter to which this Summary of Terms is attached without the fault of LGP (in each case other than when LGP or any of its affiliates is eligible to be reimbursed for LGP’s or any of its affiliate’s expenses pursuant to the Purchase Agreement, in which case LGP agrees to reimburse such out of pocket expenses).

Equity Coinvestment:

Purchasers shall have the right and the obligation at the close of the transaction utilizing the Notes, and Purchasers shall have the right at the close of a transaction in connection with the acquisition of an interest in the Company or any of its subsidiaries by LGP in which the Notes (or any portion of the committed amount of the Notes, including any increase thereof after the date of this letter) are not utilized for any reason, to purchase up to an aggregate amount of $65,000,000 of Equity Securities (which aggregate amount may be allocated among the Purchasers in accordance with their respective commitment amounts or, in the event that the Notes described herein are not utilized, in any other manner agreed to among the Purchasers in their sole discretion) on the same economic terms and conditions as the Equity Securities being purchased by LGP or its affiliates, and with customary rights for substantial minority investors mutually agreed to by the parties and their counsel, which shall include Purchasers’ rights relating to customary tag-along, pre-emptive, demand registration rights (which demand registration rights shall apply to the Free Equity Securities) and piggy-back rights, and shall be subject to transfer restrictions (which transfer restrictions shall be limited to (i) compliance with securities laws, (ii) minimum amounts to be transferred and (iii) transfers to competitors of the Company) and drag-along rights.

Expiration:

This Summary of Terms expires at 12:01 A.M. (Los Angeles time) on January 23, 2006, unless accepted prior to such date. Once accepted, this Summary of Terms and the commitment related thereto, shall expire on July 31, 2006.

ACCEPTED AND AGREED TO ON January 22, 2006

Leonard Green & Partners, L.P.

By:	LGP Management, Inc.

Its:	General Partner

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title: Vice President

GREEN EQUITY INVESTORS IV, L.P.

11111 Santa Monica Boulevard, Suite 2000

 Los Angeles, California 90025

Annex A

January 22, 2006

Slap Shot Holdings Corp.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard Suite 2000

Los Angeles, CA 90025

Board of Directors

The Sports Authority, Inc.

1050 W. Hampden Avenue

Englewood, Colorado 80110

Ladies and Gentlemen:

This letter agreement (“Agreement”) sets forth the commitment of Green Equity Investors IV, L.P. (“GEI”) subject to the terms and conditions contained herein, to purchase certain equity securities (the “Securities”) of Slap Shot Holdings Corp. (“SAS”) in connection with the merger (the “Merger”) of SAS Acquisition Corp., a wholly-owned subsidiary of SAS (“Acquisition Corp”), into The Sports Authority, Inc. (the “Company”). The Merger will occur under the Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), pursuant to which Acquisition Corp. will merge with and into the Company, with the Company as the surviving entity. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Merger Agreement. The commitment of GEI as set forth below is sometimes referred to herein as the “Commitment.”

1.             GEI Commitment.  GEI hereby commits, subject to the terms and conditions set forth herein, to purchase, concurrently with the consummation of the Merger, Securities for consideration of $370,000,000.  GEI may effect its purchase of the Equity Securities directly or indirectly through one or more affiliated entities.

2.             Conditions. The Commitment hereunder to purchase Securities shall be subject to and conditioned upon the satisfaction of the conditions to SAS’ obligations to consummate the transactions under the Merger Agreement.

3.             Assignment; Co-investors.  The Commitment hereunder is provided for the sole benefit of SAS and the Company and shall not be assigned by either SAS or the Company to any other party without the prior written consent of GEI provided that GEI may assign a portion of its Commitment to one or more financially sound additional investors (each a “GEI Co-investor”). GEI agrees to use all reasonable best efforts to obtain additional commitments to purchase Securities from GEI Co-investors as promptly as practicable after the date hereof. To the extent that the resulting new commitments comply with the requirements of the Merger Agreement applicable to New Financing Letters, such new commitments shall be considered to be Financing Letters or New Financing Letters, provided, however that GEI agrees that until it has obtained commitments from GEI Co-investors that aggregate to at least $50 million, its Commitment hereunder shall not be reduced, and any such new commitments shall constitute additional Financing Letters under the Merger Agreement, as opposed to New Financing Letters. GEI agrees that in all events it shall not be released from its obligations hereunder (including paragraph 4 below) except to the extent that (i) a GEI Co-investor delivers to SAS and the Company such a compliant Financing Letter or New Financing Letter, as the case may be and (ii) the aggregate of additional commitments so delivered exceeds $50 million.

4.             Guaranty of Performance of Merger Agreement.  Subject to the terms and conditions of this Agreement and the Merger Agreement, for the benefit of the Company, GEI hereby guaranties the performance by each of SAS and Acquisition Sub of all of its obligations under the Merger Agreement, provided that in no event will the Damages that may be recovered from GEI in respect of the Merger Agreement and this guaranty exceed in the aggregate the amount of the Commitment. For avoidance of doubt, this is a guaranty of performance and not of collection.

5.             No Modification; Entire Agreement.  This Agreement represents the entire agreement between parties with respect to the matters set forth herein, and shall replace and supersede any and all discussions and written communications regarding such matters.  This Agreement cannot be amended without the prior written consent of all of the parties hereto.

6.             Counterparts.  This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

7.             Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           The terms of this Agreement shall be governed by the laws of the State of Delaware application to contracts made and to be performed in such state.

(b)           Any dispute arising under or with respect to this letter or the subject matter hereof shall be brought exclusively in the jurisdiction and pursuant to the procedures, including the waiver of jury trial, identified in the Merger Agreement for dispute resolution.

8.             Termination.  The Commitment hereunder shall terminate contemporaneously with the termination or expiration of the Merger Agreement, but in any event on the End Date if the Merger has not been consummated by such date; provided however, that such termination shall not affect the parties’ respective rights and obligations with respect to any breach occurring prior to such termination.

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9.             Several Obligations. All obligations of GEI hereunder and the other parties to Financing Letters and New Financing Letters are several and not joint. GEI is not responsible for the performance of any other party except as set forth in paragraph 4 above.

*              *              *              *              *

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If the terms of this letter are acceptable to you, please indicate by signing below and returning a copy of this letter to us.

Very truly yours,

GREEN EQUITY INVESTORS IV, L.P.

By:	GEI Capital IV, LLC, its General Partner

By:
Name:
Title:

Acknowledged and agreed:

[DENVER]

By:
Name:
Title:

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PROJECT DENVER - PREFERRED STOCK TERM SHEET

12% Series A Senior Redeemable Cumulative Preferred Stock (“Series A Preferred Stock”)

Issuer

SAS Acquisition Corp., and upon consummation of the merger, The Sports Authority, Inc.

Ranking

The Series A Preferred Stock ranks senior as to dividend rights or upon liquidation to all common stock, Series B Preferred Stock and any future series of preferred stock which is designated as junior.

Dividends

Dividends accrue quarterly on the Series A Preferred Stock at a rate per annum equal to twelve percent (12%).

Mandatory Redemption

The Series A Preferred Stock is subject to mandatory redemption 20.5 years after the date of issuance at a redemption price equal to the liquidation preference, together with accrued and unpaid dividends to the date of redemption. (1)

Liquidation Preference

$1,000.00 per share of Series A Preferred Stock plus accrued and unpaid dividends, subject to adjustment

Change of Control Redemption

The Series A Preferred Stock is subject to mandatory redemption upon the occurrence of a change of control of the issuer at a redemption price equal to 101% of the liquidation preference, together with accrued and unpaid dividends to the date of redemption.

Optional Redemption

After the fifth anniversary of the issuance date, the Series A Preferred Stock will be subject to redemption at any time, in whole or in part, at the issuer’s option, by payment of the amounts (stated as a percentage of the liquidation preference) set forth below if redeemed during the twelve month period beginning on the anniversary of the issuance date of each of the years indicated, plus accrued and unpaid dividends to the date of redemption:

2011	106%
2012	104%
2013	102%
2014 and thereafter	100%

In addition, prior to the third anniversary of the issuance date, the issuer may redeem up to 35% of the outstanding shares of Series A Preferred Stock at a redemption price of 110% of the liquidation preference, together with accrued and unpaid dividends to the date of redemption, with the proceeds from one or more public equity offerings,

Voting

The Series A Preferred Stock is non-voting except as required by Delaware law, except that holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, has the right to approve (a) each issuance of any securities that rank senior to or on parity with the Series A Preferred Stock as to dividends or upon a liquidation, and (b) any amendment to the certificate of incorporation that would be adverse to holders of the Series A Preferred Stock.

(1) To be confirmed with KPMG/ Paul Issler

12% Series B Senior Redeemable Cumulative Preferred Stock (“Series B Preferred Stock”)

Issuer

SAS Acquisition Corp., and upon consummation of the merger, The Sports Authority, Inc.

Ranking

The Series B Preferred Stock ranks senior as to dividend rights or upon liquidation to all common stock and any future series of preferred stock which is designated as junior, other than the Series A Preferred Stock and will rank junior to the Series A Preferred Stock.

Dividends

Dividends accrue quarterly on the Series B Preferred Stock at a rate per annum equal to twelve percent (12%).

Mandatory Redemption

The Series B Preferred Stock is subject to mandatory redemption 20.5 years after the date of issuance at a redemption price equal to the liquidation preference, together with accrued and unpaid dividends to the date of redemption.(2)

Liquidation Preference

$1,000.00 per share of Series B Preferred Stock plus accrued and unpaid dividends, subject to adjustment

Change of Control Redemption

The Series B Preferred Stock is subject to mandatory redemption upon the occurrence of a change of control of the issuer at a redemption price equal to 101% of the liquidation preference, together with accrued and unpaid dividends to the date of redemption.

Optional Redemption

After the fifth anniversary of the issuance date, the Series B Preferred Stock will be subject to redemption at any time, in whole or in part, at the issuer’s option, by payment of the amounts (stated as a percentage of the liquidation preference) set forth below if redeemed during the twelve month period beginning on the anniversary of the issuance date of each of the years indicated, plus accrued and unpaid dividends to the date of redemption:

2011	106%
2012	104%
2013	102%
2014 and thereafter	100%

In addition, prior to the third anniversary of the issuance date, the issuer may redeem up to 35% of the outstanding shares of Series B Preferred Stock at a redemption price of 110% of the liquidation preference, together with accrued and unpaid dividends to the date of redemption, with the proceeds from one or more public equity offerings.

Voting

The Series B Preferred Stock is non-voting except as required by Delaware law, except that holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, has the right to approve (a) each issuance of any securities that rank senior to or on parity with the Series B Preferred Stock as to dividends or upon a liquidation, and (b) any amendment to the certificate of incorporation that would be adverse to holders of the Series B Preferred Stock.

(2) To be confirmed with KPMG/ Paul Issler

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